UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2013
EMCOR Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8267	11-2125338
(Commission File Number)	(I.R.S. Employer Identification No.)

301 Merritt Seven, Norwalk, CT	06851-1092
(Address of Principal Executive Offices)	(Zip Code)

(203) 849-7800

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.       Completion of Acquisition or Disposition of Assets.

On July 29, 2013, EMCOR Group, Inc. (the “Company”), a Delaware corporation, completed its acquisition of all of the outstanding capital stock of RepconStrickland, Inc., a Delaware corporation (along with its subsidiaries, “RepconStrickland”), pursuant to a Purchase and Sale Agreement (the “Purchase Agreement”) dated June 17, 2013 with Texas Turnaround LLC, a Delaware limited liability company, Altair Strickland Group, Inc., a Texas corporation, Rep Holdings LLC, a Texas limited liability company, ASG Key Employee LLC, a Texas limited liability company, Repcon Key Employee LLC, a Texas limited liability company, Gulfstar MBII, Ltd., a Texas limited partnership, The Trustee of the James T. Robinson and Diana J. Robinson 2010 Irrevocable Trust, The Trustee of the Steven Rothbauer 2012 Descendant’s Trust, The Co-Trustees of the Patia Strickland 2012 Descendant’s Trust, The Co-Trustees of the Carter Strickland 2012 Descendant’s Trust, and The Co-Trustees of the Walton 2012 Grandchildren’s Trust (collectively, “Sellers”).  As a result of the acquisition, RepconStrickland became a wholly owned subsidiary of the Company.

Of the approximately $455 million paid to, or for the account of Sellers, $25,750,000 was placed into escrow to secure certain indemnification obligations of Sellers.

RepconStrickland is a provider to the North American refinery and petrochemical markets of recurring turnaround and specialty services, including shutdowns, overhauls, revamps, capital projects, engineering and constructability reviews, project management, welding services, refractory services, tower services and emergency repair.

The foregoing discussion of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreement.  A copy of the Purchase Agreement is attached as Exhibit 2.1 of the Company’s Form 8-K dated June 17, 2013 and is incorporated by reference into this Item 2.01.

A copy of the Company’s press release dated July 29, 2013 announcing the completion of the acquisition is attached as Exhibit 99.1

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 99.1	Press Release dated July 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCOR Group, Inc.

Dated: July 29, 2013	By:	/s/ SHELDON I. CAMMAKER
Sheldon I. Cammaker
Executive Vice President and
General Counsel

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated July 29, 2013.